Filed pursuant to Rule 424(b)(3)
Registration No. 333-262726

PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus dated April 27, 2022)

SES AI CORPORATION

Primary Offering of

14,213,280 Shares of Class A Common Stock

Secondary Offering of

320,373,966 Shares of Class A Common Stock

5,013,333 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus dated April 27, 2022 (as may be further supplemented or amended from time to time, the “Prospectus”), which forms a part of the Registration Statement of SES AI Corporation, a Delaware corporation (“we,” “us,” “our”, or the “Company”), on Form S-1 (File No. 333-262726).

This prospectus supplement is being filed solely for the purpose of (i) designating an additional Selling Securityholder to reflect a transfer of shares of Class A common stock from a previously identified Selling Securityholder and (ii) reflecting a transfer of shares of Class B common stock from a previously identified Selling Securityholder, and does not register any additional securities of the Company. The additional Class A Selling Securityholder received its shares of Class A common stock from Spring Creek Capital, LLC and the shares of Class B common stock were transferred from The Qichao Hu 2021 Annuity Trust March 31, 2021.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and warrants to purchase Class A Common Stock (“Warrants”) are listed on The New York Stock Exchange under the symbols “SES” and “SES WS”, respectively. The last reported sales price of the Class A Common Stock and Warrants on July 25, 2022, was $4.66 per share and $0.96 per Warrant, respectively.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2022.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders of (i) up to 5,013,333 warrants to purchase Class A common stock and (ii) up to 320,373,966 shares of Class A common stock, which includes (a) 43,881,251 shares of Class A common stock underlying shares of Class B common stock, (b) 5,013,333 shares of Class A common stock underlying the aforementioned warrants and (iii) up to 23,691,182 shares of Class A common stock that are subject to certain earn-out provisions in the Business Combination Agreement. The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock (as defined in the Prospectus) other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that all of the Earnout Shares (as defined in the Prospectus) have been issued in accordance with the terms of the Business Combination Agreement (as defined in the Prospectus) and the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table sets forth, as of the date of this filing (or such other date as such information was provided to us by the applicable Selling Securityholders), the name and address of the Selling Securityholders, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Beneficially Owned Before the Offering							Beneficially Owned After the Offering
Selling Securityholder	Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants
Dr. Qichao Hu(1)	30,967,246	8.9%	30,841,510	70.3%	—	30,841,510	—	125,736	*	—	—	—
Qichao Hu, As the Trustee of The Qichao Hu 2021 Annuity Trust March 31, 2021(1)	4,263,495	1.2%	4,263,495	9.7%	—	4,263,495	—	—	—	—	—	—
First State Trust Company, As Trustee of the Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021(1)	4,388,123	1.3%	4,388,123	10%	—	4,388,123	—	—	—	—	—	—
First State Trust Company, As Trustee of the Qichao Hu Family Delaware Trust U/A/D March 31, 2021(1)	4,388,123	1.3%	4,388,123	10%	—	4,388,123	—	—	—	—	—	—
Alyeska Master Fund, L.P. (2)	700,000	*	—	—	—	300,000	—	400,000	*	—	—	—
Anderson Investments Pte. Ltd.(3)	28,478,770	8.2%	—	—	—	28,478,770	—	—	—	—	—	—
Applied Ventures, LLC(4)	7,451,210	2.1%	—	—	—	7,451,210	—	—	—	—	—	—
Aranda Investments Pte. Ltd.(3)	6,196,987	1.8%	—	—	—	6,196,987	—	—	—	—	—	—
Bopu Global Private Equity Investment Portfolio LP(5)	150,000	*	—	—	—	150,000	—	—	—	—	—	—
Eric Victor Friedland(6)	200,000	*	—	—	—	150,000	—	50,000	*	—	—	—
Fidelity True North Fund, by its manager Fidelity Investments Canada ULC(7)	715,607	*	—	—	—	400,000	—	315,607	*	—	—	—
Franklin Strategic Series – Franklin Natural Resources Fund(8)	150,000	*	—	—	—	150,000	—	—	—	—	—	—
Franklin Templeton Investment Funds – Franklin Natural Resources Fund(9)	250,000	*	—	—	—	250,000	—	—	—	—	—	—

	Beneficially Owned Before the Offering							Beneficially Owned After the Offering
Selling Securityholder	Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants
GCF Spower Ltd.(10)	2,000,000	*	—	—	—	2,000,000	—	—	—	—	—	—
General Motors Holdings LLC(11)	23,175,622	6.7%	—	—	—	23,175,622	—	—	—	—	—	—
General Motors Ventures LLC(11)	9,880,715	2.8%	—	—	—	9,880,715	—	—	—	—	—	—
Hel Ved Master Fund(12)	500,000	*	—	—	—	500,000	—	—	—	—	—	—
Honda Motor Co., Ltd.(13)	7,500,000	2.2%	—	—	—	7,500,000	—	—	—	—	—	—
Hyundai Motor Company(14)	9,650,858	2.8%	—		—	9,650,858	—	—	—	—	—	—
Icreate Investments Limited(15)	500,000	*	—	—	—	500,000	—	—	—	—	—	—
Ivanhoe Capital Sponsor LLC(16)	11,913,333	3.4%	—	—	5,013,333	11,913,333	5,013,333	—	—	—	—	—
Kia Corporation(14)	6,433,903	1.8%	—	—	—	6,433,903	—	—	—	—	—	—
LG Energy Solution Fund I LLC(17)	1,000,000	*	—	—	—	1,000,000	—	—	—	—	—	—
Long Siang Pte., Ltd.(18)	27,280,647	7.8%	—	—	—	27,280,647	—	—	—	—	—	—
Luxor Capital Partners Long Offshore master Fund, LP(19)	6,880	*	—	—	—	6,880	—	—	—	—	—	—
Luxor Capital Partners Long, LP(19)	21,055	*	—	—	—	21,055	—	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(19)	342,206	*	—	—	—	342,206	—	—	—	—	—	—
Luxor Capital Partners, LP(19)	543,004	*	—	—	—	543,004	—	—	—	—	—	—
Luxor Gibraltar, LP – Series I(19)	38,926	*	—	—	—	38,926	—	—	—	—	—	—
Luxor Wavefront, LP(19)	247,929	*	—	—	—	247,929	—	—	—	—	—	—
Peck Hong Hoon Alan(20)	50,000	*	—	—	—	50,000	—	—	—	—	—	—
SAIC Technologies Fund I, LLC(21)	7,871,653	*	—	—	—	7,871,653	—	—	—	—	—	—
SAIC Technology Fund II, LLC(21)	788,550	*	—	—	—	788,550	—	—	—	—	—	—
Shanghai Achiever Ltd.(22)	10,368,304	3.0%	—	—	—	10,368,304	—	—	—	—	—	—

	Beneficially Owned Before the Offering							Beneficially Owned After the Offering
Selling Securityholder	Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Class A Common Stock	% of Class A Common Stock	Number of Shares of Class B Common Stock	% of Class B Common Stock	Number of Private Placement Warrants
Shangqi Partners LLC(21)	286,895	*	—	—	—	286,895	—	—	—	—	—	—
SK Inc.(23)	42,007,759	12.1%	—	—	—	42,007,759	—	—	—	—	—	—
Tianqi Lithium HK Co., Ltd. (24)	30,522,386	8.8%	—	—	—	30,522,386	—	—	—	—	—	—
Vance C. Brown(25)	10,000	*	—	—	—	10,000	—	—	—	—	—	—
Vertex Legacy Continuation Fund Pte. Ltd.(26)	32,256,315	9.3%	—	—	—	32,256,315	—	—	—	—	—	—
Vertex Ventures China IV, L.P.(27)	1,147,591	*	—	—	—	1,147,591	—	—	—	—	—	—
Walleye Opportunities Master Fund Ltd(28)	1,000,000	*	—	—	—	1,000,000	—	—	—	—	—	—
WJA Value Equity Fund LLC(29)	90,000	*	—	—	—	90,000	—	—	—	—	—	—
WJ-IBKS Global Fund No. 1(30)	500,000	*	—	—	—	500,000	—	—	—	—	—	—
Wood River Capital, LLC(31)	5,000,000	1.4%	—	—	—	5,000,000	—	—	—	—	—	—
Other selling securityholders (two shareholders)(32)	31,217	*	—	—	—	31,217	—	—	—	—	—	—

(1)

The address of each of these securityholders is c/o SES AI Corporation, 35 Cabot Road, Woburn, MA 01801. Dr. Qichao Hu is the Chief Executive Officer of the Company. The shares held directly by Mr. Hu include (i) 125,736 shares of New SES Class A common stock, 9,182 of which are Earn-Out Shares; and (ii) 30,841,510 shares of New SES Class B common stock, 2,799,859 of which are Founder Earn-Out Shares, and the shares of Class A common stock underlying such shares. An aggregate of 13,039,741 shares of New SES Class B common stock, 1,199,937 of which are Founder Earn-Out Shares, are held by various trusts affiliated with Dr. Hu. These trusts consist of: (i) Qichao Hu 2021 Irrevocable Trust U/A/D March 31, 2021, owning 4,388,123 shares of New SES Class B common stock, 399,979 of which are Founder Earn-Out Shares; (ii) Qichao Hu Family Delaware Trust U/A/D March 31, 2021, owning 4,388,123 shares of New SES Class B common stock, 399,979 of which are Founder Earn-Out Shares; and (iii) Qichao Hu 2021 Annuity Trust March 31, 2021 (collectively, the “Trusts”), owning 4,263,495 shares of New SES Class B common stock, 399,979 of which are Founder Earn-Out Shares, and the shares of Class A common stock underlying such aforementioned shares.

(2)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601

(3)	The address of each of these securityholders is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.
(4)	The address of Applied Ventures, LLC is 3050 Bowers Avenue, Santa Clara, CA 95054.
(5)	The address of Bopu Global Private Equity Investment Portfolio LP is Rm 2501, Hengbang Land Building, Qiaoxiang Rd, Shenzhen, PR China.
(6)	The address of Eric Victor Friedland is 6151St. Georges Cres., West Vancouver BC V7W 1Y9, Canada.
(7)	Fidelity Investments Canada ULC is the manager of Fidelity True North Fund. The address of Fidelity True North Fund is 483 Bay Street, Suite 300, Toronto, Ontario, M5G 2N7.
(8)	The address of Franklin Strategic Series – Franklin Natural Resources Fund is One Franklin Parkway, San Mateo, CA 94403.

(9)	The address of Franklin Templeton Investment Funds – Franklin Natural Resources Fund is 8A, Rue Albert Borschette, Luxembourg, Luxembourg.
(10)	The address of GCF Spower Ltd. is Craigmuir Chambers, Road Town Tortola, VG 110, British Virgin Island.
(11)	The address of each of these securityholders is 300 Renaissance Center, Detroit, MI, 48265.
(12)	The address of Hel Ved Master Fund is Suite 4120, 41/F, Jardine House, 1 Connaught Place, Central Hong Kong.
(13)	The address of Honda Motor Co., Ltd. is 1-1, 2-Chome, Minami-Aoyama, Minato-Ku, Tokyo, Japan.
(14)	The address each of these securityholders is 12, Heolleung-Ro, Seocho-Gu, Seoul, South Korea
(15)	The address of Icreate Investments Limited is Floor 4, Willow House PO BOX 2804, Cricket Square, Grand Cayman KY1-1112.
(16)

The address of Ivanhoe Capital Sponsor LLC is 1177 Avenue of the Americas, 5th Floor, New York, NY 10036. Includes 6,900,000 shares of Class A common stock issued upon the conversion of Sponsor Shares in connection with the Closing; also includes 5,133,333 shares of Class A common stock underlying the private placement warants.

(17)	The address of LG Energy Solution Fund I LLC is 2952 Bunker Hill Lane, Suite 110, Santa Clara, CA 95054.
(18)	The address of Long Siang Pte., Ltd. is 6 Shenton Way #32-01, Singapore, 06809.
(19)	The address of each of these securityholders is 1114 Avenue of the Americas, Floor 28, New York, NY 10036.
(20)	The address of Peck Hong Hoon Alan is One Newton Road #28-03 Singapore 307943.
(21)	The address of each of these securityholders is 2680 Zanker Road, STE 100, San Jose, CA 95134.
(22)	The address of Shanghai Achiever Ltd.is Room 605, Block A, 818 East Longhua Road, Shanghai, China.
(23)	The address of SK Inc. is 26, Jong-ro, Jongno-gu, Seoul, South Korea 03188.
(24)	The address of Tianqi Lithium HK Co., Ltd. is No.10 East Gaopeng Road, Chengdu, Sichuan 610041, China.
(25)	The address of Vance C. Brown is 224 Vail Lane, North Salem, NY 10560.
(26)	The address of Vertex Legacy Continuation Fund Pte. Ltd. is 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.
(27)	The address of Vertex Ventures China IV, L.P. is 250 North Bridge Road, #11-01 Raffles City Tower, Singapore 179101.
(28)	The address of Walleye Opportunities Master Fund Ltd is 2800 Niagara Lane, N, Plymouth, MN 55447.
(29)	The address of WJA Value Equity Fund LLC is 717 Fifth Avenue, Floor 11, New York, NY 10022.
(30)	The address of WJ-IBKS Global Fund No. 1 is 11 Gukjegeumyung-ro, 6-Gil, Yeongdeungpo-Gu, Seoul, South Korea.
(31)	The principal business address of the entity is 4111 E 37th Street, North Wichita, KS, USA 67220.
(32)	Each of such persons beneficially own, in the aggregate, approximately less than 1% of the ordinary shares outstanding prior to this offering.